UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:	000-55287

GENERATION ZERO GROUP, INC.
(Exact name of registrant as specified in its charter)

13663 PROVIDENCE ROAD, SUITE 253, WEDDINGTON, NC 28104
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Common Stock, $0.001 par value
(Title of each class of securities covered by this Form)

N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☑
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☑
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date:	288

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	April 14, 2016	By:	s/ Richard M. Morrell
Richard M. Morrell
Chief Executive Officer

1